This Amended and Restated Pricing Supplement No. 2018-USNCH1276 is being filed to revise the disclosure presented in the section “United States Federal Income Tax Considerations” on page PS-12.

Citigroup Global Markets Holdings Inc.	June 27, 2018 Medium-Term Senior Notes, Series N Amended and Restated Pricing Supplement No. 2018-USNCH1276 Filed Pursuant to Rule 424(b)(3) Registration Statement Nos. 333-216372 and 333-216372-01

Range Accrual Notes Linked to the Bloomberg Commodity IndexSM Due June 28, 2021

Overview

▪	The notes offered by this pricing supplement will pay a periodic variable coupon payment at an annual rate that may be as high as the contingent rate specified below and may be as low as 0% per annum. The amount of the variable coupon payment payable on each coupon payment date will depend on the number of elapsed days in the related accrual period on which the accrual condition was satisfied. The accrual condition will be satisfied on a given elapsed day only if the closing value of the underlying specified below is within the accrual range specified below. The amount of interest payable on the notes will vary and may be as low as 0% for any coupon payment date or even throughout the entire term of the notes.

▪	The notes are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Investors in the notes must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	The Bloomberg Commodity IndexSM
Stated principal amount:	$1,000 per note
Pricing date:	June 27, 2018
Issue date:	June 29, 2018
Maturity date:	June 28, 2021. If the maturity date is not a business day, the payment required to be made on the maturity date will be made on the next succeeding business day, and no interest will accrue as a result of delayed payment.
Payment at maturity:	At maturity, you will receive the stated principal amount of your notes plus the final variable coupon payment, if any
Coupon payment dates:	The 27th day of each March, June, September and December during the term of the notes. If any coupon payment date is not a business day, any payment due on that coupon payment date will be made on the next succeeding business day with the same force and effect as if made on the coupon payment date, and no interest will accrue as a result of delayed payment.
Variable coupon payments:

On each coupon payment date, you will receive a coupon payment at a variable rate per annum calculated as follows:

The amount of each variable coupon payment will be equal to (i) the stated principal amount multiplied by the applicable variable coupon rate per annum divided by (ii) 4.

If the number of accrual days in a given accrual period is less than the number of elapsed days in that accrual period, the variable coupon rate for the related coupon payment date will be less than the full contingent rate, and if there are no accrual days in a given accrual period, the applicable variable coupon rate will be 0% per annum.

Contingent rate:	5.70% per annum
Accrual day:	An elapsed day on which the accrual condition is satisfied
Elapsed day:	A calendar day
Accrual period:	The accrual period with respect to any coupon payment date is the period from and including the immediately preceding coupon payment date (or the issue date in the case of the first coupon payment date) to but excluding the current coupon payment date
Accrual condition:	The accrual condition will be satisfied on a given elapsed day if, and only if, the closing value of the underlying on that day is within the accrual range on that day. On any day on which the closing value of the underlying is not available (including weekends and holidays), the closing value of the underlying will be deemed to be the same as the closing value of the underlying on the immediately preceding elapsed day on which the closing value was available, except as described in “Additional Terms of the Notes”.
Accrual range:	Between 93.00% and 107.00% of the initial underlying value, inclusive
Initial underlying value:	87.1417, the closing value of the underlying on the pricing date
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17324CX68/ US17324CX680
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(2)	Proceeds to issuer(3)
Per note:	$1,000.00	$20.00	$980.00
Total:	$2,500,000.00	$50,000.00	$2,450,000.00

(1) On the date of this pricing supplement, the estimated value of the notes is $990.00 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The issue price for investors purchasing the notes in fiduciary accounts is $980.00 per note.

(3) CGMI will receive an underwriting fee of up to $20.00 for each note sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes and, from the underwriting fee to CGMI, will receive a placement fee of $20.00 for each note they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-2.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the hyperlink below:

 Prospectus Supplement and Prospectus each dated April 7, 2017

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The following table presents examples of hypothetical variable coupon payments based on the number of accrual days in a particular accrual period. For illustrative purposes only, the table assumes an accrual period that contains 90 elapsed days. Your actual variable coupon payments will depend on the actual number of elapsed days during the relevant accrual period and the actual closing value of the underlying on each elapsed day. The variable coupon rate for each accrual period will be determined on a per annum basis but will apply only to that accrual period.

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Variable Coupon Rate (per Annum)**	Hypothetical Variable Coupon Payment per Note***
0	0.0000%	$0.0000
1	0.0633%	$0.1583
10	0.6333%	$1.5833
15	0.9500%	$2.3750
20	1.2667%	$3.1667
25	1.5833%	$3.9583
30	1.9000%	$4.7500
35	2.2167%	$5.5417
40	2.5333%	$6.3333
45	2.8500%	$7.1250
50	3.1667%	$7.9167
55	3.4833%	$8.7083
60	3.8000%	$9.5000
65	4.1167%	$10.2917
70	4.4333%	$11.0833
75	4.7500%	$11.8750
80	5.0667%	$12.6667
85	5.3833%	$13.4583
90	5.7000%	$14.2500

* An accrual day is an elapsed day on which the accrual condition is satisfied (i.e., on which the closing value of the underlying is within the accrual range)

** The hypothetical variable coupon rate per annum is equal to (i) the hypothetical contingent rate per annum multiplied by (ii) (a) the hypothetical number of accrual days in the related accrual period divided by (b) 90

*** The hypothetical variable coupon payment per note is equal to (i) $1,000 multiplied by the hypothetical variable coupon rate per annum divided by (ii) 4

Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

In addition to the risk factors below, you should carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	The notes offer variable coupon payments at an annual rate that may be as low as 0% on any coupon payment date or even throughout the entire term of the notes. Any variable coupon payment you receive will depend on the number of elapsed days during the preceding accrual period on which the accrual condition was satisfied. The accrual condition will be satisfied on a given elapsed day only if the closing value of the underlying is within the accrual range on that elapsed day. If, on any elapsed day during an accrual period, the accrual condition is not satisfied, the applicable variable coupon payment will be made at a rate that is

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less, and possibly significantly less, than the full contingent rate. If, on each elapsed day during an accrual period, the accrual condition is not satisfied, no variable coupon payment will be paid on the related coupon payment date. Accordingly, there can be no assurance that you will receive a variable coupon payment on any coupon payment date or that any variable coupon payment you do receive will be calculated at the full contingent rate. Thus, the notes are not a suitable investment for investors who require regular fixed income payments, since the coupon payments are variable and may be zero.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you receive below-market or no variable coupon payments. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The higher potential yield offered by the notes is associated with greater risk that the notes will pay a low or no coupon on one or more coupon payment dates. The notes offer variable coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities (guaranteed by Citigroup Inc.) of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities (guaranteed by Citigroup Inc.). These risks include the risk that the variable coupon payments you receive, if any, will result in a yield on the notes that is lower, and perhaps significantly lower, than the yield on our conventional debt securities (guaranteed by Citigroup Inc.) of the same maturity.

▪	The notes will be adversely affected by volatility of the underlying. Interest will accrue on the notes only so long as the closing value of the underlying remains within a limited range around the initial underlying value. The more volatile the underlying, the more likely it is that the closing value of the underlying will fall outside of that range, and therefore the more likely it is that interest will not accrue on the notes for a potentially extended period of time. The underlying has historically been highly volatile, creating a significant risk that the closing value of the underlying will fall outside of the accrual range and that interest will cease to accrue on the notes.

▪	The variable coupon payments on the notes are likely to decrease over time. The more time passes, the greater the likelihood that the closing value of the underlying will have migrated away from the initial underlying value and will fall outside the accrual range. Interest will accrue on the notes only so long as the closing value of the underlying remains within a limited range around the initial underlying value. As a result, the likelihood that interest will accrue on the notes will decrease as time passes.

▪	The closing value of the underlying will not be observed on certain days and will be assumed to be the same as on earlier days, which will cause certain days to have a greater weight in determining the variable coupon rate. For any elapsed day on which the closing value of the underlying is not available (including weekends and holidays), the closing value of the underlying will be deemed to be the same as the closing value of the underlying on the immediately preceding elapsed day on which the closing value was available. The relative weighting of the applicable preceding elapsed day will be magnified for purposes of determining whether such current elapsed day qualifies as an accrual day. Under these circumstances, if the applicable preceding elapsed day is not an accrual day, each successive day on which the closing value of the underlying is not observed will also not qualify as an accrual day. As a result, to the extent that such preceding elapsed day is not an accrual day, such preceding elapsed day will have a greater weight in determining the number of accrual days during an accrual period. This could adversely affect the amount of any variable coupon payment.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and

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hedging the notes that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the value and volatility of the underlying and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe what we expect to be the impact on the value of the notes of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Value of the underlying. We expect that the value of the notes at any time prior to maturity will depend substantially on the value of the underlying at that time. If the value of the underlying diverges from the initial underlying value following the pricing date, the value of your notes will also likely decline, perhaps significantly. Even at a time when the value of the underlying is within the accrual range, the value of your notes may nevertheless be significantly less than the stated principal amount of your notes because of expectations that the value will continue to fluctuate over the term of the notes, among other reasons.

▪	Volatility of the underlying. Volatility refers to the magnitude and frequency of changes in the value of the underlying over any given period. Any increase in the expected volatility of the underlying may adversely affect the value of the notes.

▪	Interest rates. We expect that the value of the notes will be affected by changes in U.S. interest rates. In general, an increase in U.S. interest rates is likely to adversely affect the value of the notes.

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▪	Time remaining to maturity. At any given time, the value of the notes may reflect a discount based on the amount of time then remaining to maturity, which will reflect uncertainty about the change in the value of the underlying over that period.

▪	Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Therefore, actual or anticipated adverse changes in the creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. may adversely affect the value of the notes.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the notes attributable to one or more of the other factors.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	If a commodity hedging disruption event occurs during the term of the notes, we may redeem the notes early. See “Additional Terms of the Notes—Commodity Hedging Disruption Event” in this pricing supplement for information about the events that may constitute a commodity hedging disruption event. If a commodity hedging disruption event occurs, we may redeem the notes prior to the maturity date for an amount equal to the early redemption amount determined as of the early redemption notice date. If we redeem the notes early, you will not have the opportunity to continue to receive variable coupon payments, and you will not receive a separate payment for the variable coupon that has accrued to the date of redemption.

▪	The calculation agent may make discretionary determinations in connection with a commodity hedging disruption event and the early redemption amount that could adversely affect your return upon early redemption. The calculation agent will be required to exercise discretion in determining whether a commodity hedging disruption event has occurred. In addition, the calculation agent has broad discretion to determine the early redemption amount, including the ability to make adjustments to proprietary pricing models and inputs to those models in good faith and in a commercially reasonable manner. The fact that the calculation agent is our affiliate may cause it to have interests that are adverse to yours as a holder of the notes. Under the terms of the notes, the calculation agent has the authority to make determinations that may protect our economic interests while resulting in an adverse outcome to you on your investment in the notes.

▪	Prices of commodity futures contracts are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the underlying. Market prices of the commodity futures contracts included in the underlying tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect prices of the commodities underlying the commodity futures contracts included in the underlying. See “— The market prices of the commodities underlying the futures contracts included in the underlying will affect the value of the notes” below. The prices of commodities and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the underlying and the value of the notes to be more volatile than the values of traditional securities.

As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

▪	The market prices of the commodities underlying the futures contracts included in the underlying will affect the value of the notes. Because the notes are linked to the performance of the underlying, which is composed of commodity futures contracts, we expect that generally the value of the notes will depend in part on the market price of the commodities underlying those futures contracts. The prices of the commodities upon which the futures contracts that compose the underlying are based are affected by numerous factors, including: changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, general weather conditions, and agricultural, trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors, some of which are specific to the market for each such commodity, may cause the value of the different commodities upon which the futures contracts that compose the underlying are based, as well as the futures contracts themselves, to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the notes. It is not possible to predict the aggregate effect of all or any combination of these factors.

▪	The notes may be adversely affected by “roll yield”. The underlying tracks the value of hypothetical positions in futures contracts on physical commodities, where each position is notionally “rolled” periodically out of one futures contract as the expiration date of that futures contract approaches and into another futures contract on the same underlying commodity with a later expiration date. Unlike stocks, which typically entitle the holder to a continuing stake in a corporation, commodity futures specify a certain future date for the physical delivery of a commodity. In order to avoid physical delivery and maintain continuing exposure to

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commodity futures, the underlying unwinds its hypothetical position in each futures contract shortly before its expiration date and replaces that position with a hypothetical position in another futures contract on the same underlying commodity with a later expiration date.  For example, a futures contract entered into in August may specify a September expiration.  As the September expiration date approaches, the futures contract expiring in September may be replaced with a futures contract on the same underlying commodity expiring in October.  We refer to this process as “rolling” exposure to an expiring futures contract into another futures contract on the same underlying commodity with a later expiration date. Through this rolling process, the underlying is able to reflect continuing exposure to futures contracts on the same underlying commodities.

The “rolling” feature of the underlying creates the potential for a change in the value of the underlying—which we refer to as a “roll yield”—that is independent of the performance of the spot prices of the underlying physical commodities. The “spot price” of a commodity is the price of that commodity for immediate delivery, as opposed to a futures price, which represents the price for delivery on a specified date in the future. The underlying would be expected to experience roll yield if commodity futures prices tend to diverge from spot prices for the relevant commodities. Futures prices on a commodity may differ from spot prices for a variety of reasons, including costs of storing the commodity until the delivery date, financing costs, supply and demand imbalances and market expectations that future spot prices may differ from current spot prices. As any commodity futures contract approaches expiration, its value will approach the spot price of the relevant commodity, because by expiration it will effectively represent a contract to buy or sell that commodity for immediate (or “spot”) delivery. The greater the divergence between futures and spot prices, the greater the change in the value of the underlying solely as a result of the passage of time. Roll yield introduces the potential for greater volatility in the value of the underlying than would exist if the underlying simply tracked the spot prices of the underlying commodities. As discussed above, the notes will be adversely affected by volatility in the value of the underlying.

▪	The underlying sponsor may be required to replace a contract included in the underlying if the existing futures contract is terminated or replaced. A futures contract known as a “designated contract” has been selected as the reference contract for the underlying physical commodity included in the underlying. Data concerning this designated contract will be used to calculate the underlying. The termination or replacement of a futures contract on an established exchange occurs infrequently; however, if one or more designated contracts were to be terminated or replaced by an exchange, a comparable futures contract would be selected by the underlying sponsor, if available, to replace each such designated contract. The termination or replacement of any designated contract may have affect the value of the underlying in a manner that is adverse to holders of the notes.

▪	You may in the future have exposure to contracts that are not traded on regulated futures exchanges. At present, the underlying is composed exclusively of regulated futures contracts; however, the underlying may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the underlying may expose you to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts. This could result in an increase in the volatility of the underlying, causing it to fall outside the accrual range.

▪	Risks associated with underlying may adversely affect the market price of the notes. Because the underlying reflects the return on exchange-traded futures contracts on 20 different physical commodities, the notes may be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the underlying will be calculated in reliance upon historical price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the underlying. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the underlying for the following year. However, the sponsor of the underlying may not discover every discrepancy. Furthermore, the annual weightings for the underlying are determined each year in the third or fourth quarter and announced as promptly as practicable following the calculation by the sponsor of the underlying under the supervision of the Bloomberg Commodity Index Oversight Committee, which has a significant degree of discretion in exercising its supervisory duties with respect to the underlying and has no obligation to take the needs of any parties to transactions involving the underlying into consideration when reweighting or making any other changes to the underlying. Finally, subject to minimum/maximum diversification limits, the commodities underlying the exchange-traded futures contracts included in the underlying from time to time are concentrated in a limited number of sectors, particularly energy and agriculture. An investment in the notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

▪	Holders of the notes will not benefit from regulatory protections of the Commodity Futures Trading Commission. The notes are our direct obligations, guaranteed by Citigroup Inc. The net proceeds to be received by us from the sale of the notes will not be used to purchase or sell commodity futures or options contracts on commodity futures for the benefit of the holders of notes. An investment in the notes does not constitute an investment in commodity futures or options contracts on commodity futures, and holders of the notes will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

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▪	Legal and regulatory changes could adversely affect the return on and value of the notes. Futures contracts and options on futures contracts, including the commodity futures contracts comprising the underlying, are subject to extensive statutes, regulations and margin requirements. The CFTC and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, commodity futures exchange may have regulations designed to limit the amount of fluctuations in futures contract prices. These limits could adversely affect the market prices of commodity futures.

In addition, the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. The effect on the value of the notes of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the notes. For example, the Dodd–Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the size of the positions any person may hold in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts. In particular, the CFTC has proposed rules to establish position limits that will apply to specified agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts, including many of the futures contracts included in the underlying. The limits will apply to a person’s combined position in futures, options and swaps on the relevant commodities. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for the relevant commodity futures, which may, in turn, have an adverse effect on your return on the notes. Market participants may decide, or be required, to sell their positions in the relevant commodity futures as a result of these rules. While the effects of these or other regulatory developments are difficult to predict, if broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of the relevant commodity futures and therefore, the value of the underlying and the value of the notes.

▪	Changes in exchange methodology may affect the value of your notes. The value of the underlying depends on the settlement prices of commodity futures as determined by the exchanges on which the relevant commodity futures contracts trade. Such exchanges may from time to time change any rule or bylaw or take emergency action under their rules, any of which could adversely affect the settlement prices of the relevant commodity futures and, in turn, your investment in the notes.

▪	Investing in the notes is not equivalent to investing in commodity futures. The return on the notes may not reflect the return you would realize if you actually owned the commodity futures comprising the underlying. You will not have any entitlement to commodity futures or commodities by virtue of your investment in the notes.

▪	Distortions or disruptions of market trading in commodity futures could adversely affect the value of and return on the notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the settlement prices of the commodity futures included in the underlying and, therefore, the value of the underlying, causing it to be highly volatile and to fall outside of the accrual range.

▪	The offering of the notes does not constitute a recommendation of the underlying by CGMI or its affiliates or by the placement agents or their affiliates. You should not take the offering of the notes as an expression of our or the placement agents’ views or the views of our or their affiliates regarding how the underlying will perform in the future or as a recommendation to invest in the underlying, including through an investment in the notes. As we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions that conflict with an investment in the notes, including short positions with respect to the underlying or commodity futures. You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives and financial resources.

▪	Our affiliates or the placement agents or their affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the notes and may do so in the future, and any such research, opinions or recommendations could affect the closing value of the underlying. CGMI and other of our affiliates, or the placement agents or their affiliates, may publish research from time to time relating to the underlying and/or commodity futures. Any research, opinions or recommendations provided by CGMI, the placement agents and other of our or their affiliates may influence the closing value of the underlying, and they may be inconsistent with purchasing or holding the notes. CGMI, the placement agents and other of our or their affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes. Investors should make their own independent investigation of the underlying and the merits of investing in the notes.

▪	The value of the underlying may be affected by our or our affiliates’ hedging and other trading activities. In connection with the sale of the notes, we have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions in the commodity futures included in the underlying or in instruments linked to the underlying or those commodity futures and may adjust such positions during the term of the notes. We or our counterparties may also adjust this hedge during the term of the notes, which may involve, among other things, our counterparties purchasing or selling such commodity futures or other instruments. This hedging activity on or prior to the pricing date could potentially affect the value of the underlying on the pricing

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Citigroup Global Markets Holdings Inc.

date and, accordingly, potentially increase the initial underlying value, which may adversely affect your return on the notes. Additionally, this hedging activity during the term of the notes could affect the closing value of the underlying in a way that causes it to fall outside of the accrual range. This hedging activity may present a conflict of interest between your interests as a holder of the notes and the interests we and/or our counterparties, which may be our affiliates, the placement agents or their affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI may be willing to purchase your notes in a secondary market transaction.

CGMI, the placement agents and other of our or their affiliates may also trade the commodity futures included in the underlying and/or instruments linked to the underlying or those commodity futures on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the closing value of the underlying and, therefore, adversely affect the performance of the notes.

It is possible that these hedging or trading activities could result in substantial returns for our affiliates while the value of the notes declines.

▪	Adjustments to the underlying could adversely affect the value of the notes. The underlying sponsor may add, delete or substitute the futures contracts that constitute the underlying or make other methodological changes that could affect the value of the underlying. Moreover, the underlying sponsor may discontinue or suspend calculation or publication of the underlying at any time. In this latter case, the calculation agent will have the sole discretion to substitute a successor underlying as described under “Additional Terms of the Notes—Discontinuance or Material Modification of the Underlying” below, and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	We have no affiliation with the underlying sponsor and are not responsible for its public disclosures. We are not affiliated with the underlying sponsor, which is not involved in our offering of the notes in any way. Consequently, we have no control over the actions of such underlying sponsor, including any actions that could adversely affect the value of the underlying. The underlying sponsor has no obligation to consider your interests as an investor in the notes in taking any such actions. None of the money you pay for the notes will go to the underlying sponsor. In addition, as we are not affiliated with the underlying sponsor, we do not assume any responsibility for the accuracy or adequacy of any information about the underlying contained in the public disclosures of the underlying sponsor. We have made no “due diligence” or other investigation into the underlying sponsor in connection with the offering of the notes. As an investor in the notes, you should make your own investigation into the underlying.

▪	The calculation agent, which is an affiliate of the issuer, will make important determinations with respect to the notes. CGMI, the calculation agent for the notes, is an affiliate of ours and will determine the closing values of the underlying on each day and whether such day is an accrual day. In addition, in certain circumstances CGMI may be required to exercise judgments in its capacity as calculation agent. In making these judgments, CGMI’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. Such judgments could include, among other things:

▪	determining whether a commodity hedging disruption event has occurred;

▪	if a commodity hedging disruption event occurs, determining the early redemption amount; or

▪	selecting a successor underlying or performing an alternative calculation of the value of the underlying if the underlying is discontinued or materially modified.

Any of these determinations made by CGMI, in its capacity as calculation agent, may adversely affect your return on the notes.

PS-8

Citigroup Global Markets Holdings Inc.

Information About the Bloomberg Commodity IndexSM

The Bloomberg Commodity IndexSM is currently composed of 22 exchange-traded futures contracts on physical commodities and is designed to provide a broad-based measure of the performance of commodities as an asset class. It is quoted in U.S. dollars, and reflects the return of underlying commodity futures price movements only. It reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities constituting the index. The Bloomberg Commodity IndexSM was previously known as the Dow Jones–UBS Commodity IndexSM. On April 10, 2014, Bloomberg Finance L.P. (“Bloomberg”) and UBS Securities LLC (collectively, the “underlying sponsor”) announced a partnership that has resulted in Bloomberg being responsible for governance, calculation, distribution and licensing of UBS’s commodity indices. The Dow Jones–UBS Commodity IndexSM was renamed the Bloomberg Commodity IndexSM as of July 1, 2014. For more information, see “Annex A—Description of the Bloomberg Commodity IndexSM” below.

“Bloomberg®” and “Bloomberg Commodity IndexSM” are service marks of Bloomberg and its affiliates and have been licensed for use for certain purposes by CGMI and its affiliates. For more information, see “Annex A—Description of the Bloomberg Commodity IndexSM—License Agreement” below.

The “closing value” of the Bloomberg Commodity IndexSM on any relevant day equals the official closing level of the Bloomberg Commodity IndexSM published with respect to that day.

Historical Information

The closing value of the Bloomberg Commodity IndexSM on June 27, 2018 was 87.1417.

The graph below shows the closing value of the Bloomberg Commodity IndexSM for each day such value was available from January 2, 2013 to June 27, 2018. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical values of the Bloomberg Commodity IndexSM as an indication of future performance.

Bloomberg Commodity IndexSM – Historical Closing Values January 2, 2013 to June 27, 2018

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Citigroup Global Markets Holdings Inc.

Additional Terms of the Notes

General

The terms of the notes are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes.

Each variable coupon payment will be payable to the persons in whose names the notes are registered at the close of business on the business day immediately preceding the applicable coupon payment date, except that the final variable coupon payment will be payable to the persons who hold the notes on the maturity date.

Commodity Hedging Disruption Event

If, on any day during the term of the notes up to but excluding the maturity date, the calculation agent determines that a commodity hedging disruption event has occurred, the issuer will have the right, but not the obligation, to redeem the notes, in whole and not in part, by providing written notice of its election to exercise that right to the trustee (the date of such notice, the “early redemption notice date”) on a redemption date of the issuer’s choosing that is no later than the 30th business day immediately following the early redemption notice date or earlier than the fifth business day following the early redemption notice date. A commodity hedging disruption event need not be continuing on the early redemption notice date or on the redemption date. The amount due and payable on the notes upon such redemption will be equal to the early redemption amount determined as of the early redemption notice date.

A “commodity hedging disruption event” means any event or condition following which the issuer or its affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any security, option, future, derivative, currency, instrument, transaction, asset or arrangement that the calculation agent deems necessary to hedge the risk of entering into and performing our obligations with respect to the notes, whether in the aggregate on a portfolio basis or incrementally on a trade by trade basis (each a “hedge position”) or (ii) realize, recover or remit the proceeds of any such hedge position, in each case including (without limitation) if those hedge positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards that limit).

The “early redemption amount” will be the greater of (i) the fair value of the notes determined by the calculation agent as of the early redemption notice date in good faith and in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining a secondary market bid price for the notes and similar instruments, taking into account the commodity hedging disruption event that has occurred and (ii) the stated principal amount of the notes. In determining the early redemption amount pursuant to clause (i) of the immediately preceding sentence, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner. The calculation agent may also take into account other facts, whether or not unique to the issuer or its affiliates, in determining the early redemption amount so long as it is in good faith and commercially reasonable. Upon any such early redemption, you will not receive a separate payment for any variable coupon payment that has accrued to the date of redemption. See “Risk Factors—If a commodity hedging disruption event occurs during the term of the notes, we may redeem the notes early” in this pricing supplement.

Under the terms of the notes, the calculation agent will be required to exercise discretion under certain circumstances, including (i) determining whether a commodity hedging disruption event has occurred; (ii) if a commodity hedging disruption event occurs, determining the early redemption amount; (iii) if the underlying is discontinued, selecting a successor underlying; and (iv) in the event of certain changes in the way the underlying is calculated, performing an alternative calculation of the closing value of the underlying. In exercising this discretion, the calculation agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with the issuer’s or its affiliates’ ability to adjust or unwind all or a material portion of any hedge position with respect to the notes.

Discontinuance or Material Modification of the Underlying

If the underlying sponsor discontinues publication of the underlying and the underlying sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued underlying (such index being referred to in this pricing supplement as a “successor underlying”), then the closing value of the underlying on each subsequent date will be determined by reference to the level of that successor underlying published with respect to that day. In such event, the calculation agent will make such adjustments, if any, to any value of the underlying that is used for purposes of the notes as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor underlying, the calculation agent will cause written notice thereof to be promptly furnished to the issuer and to the holders of the notes.

If the underlying sponsor discontinues publication of the underlying and the calculation agent determines, in its sole discretion, that no successor underlying is available at that time, or the calculation agent has previously selected a successor underlying and publication

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Citigroup Global Markets Holdings Inc.

of that successor underlying is discontinued, then the calculation agent will determine the closing value of the underlying for each relevant date. The closing value of the underlying will be computed by the calculation agent in accordance with the formula for and method of calculating the underlying or successor underlying, as applicable, last in effect prior to that discontinuation. Notwithstanding these alternative arrangements, discontinuation of the publication of the underlying or its successor underlying, as applicable, may adversely affect the value of the notes.

If at any time the method of calculating the underlying or a successor underlying, or the level thereof, is changed in a material respect, or if the underlying or a successor underlying is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the level of the underlying or successor underlying, as applicable, had those changes or modifications not been made, then the calculation agent will, at the close of business in the City of New York on each relevant date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the underlying or successor underlying, as the case may be, as if those changes or modifications had not been made, and the calculation agent will calculate the closing value of the underlying or successor underlying, as applicable, with reference to the underlying or successor underlying, as adjusted.

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to the notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes will be determined by the calculation agent and will equal, for each note, the amount to be received on the maturity date, calculated as though the date of acceleration were the maturity date. For purposes of the immediately preceding sentence, the portion of the amount to be received on the maturity date that is attributable to your final variable coupon payment, if any, will be prorated from and including the immediately preceding coupon payment date (or the issue date, if there is no such coupon payment date) to but excluding the date of acceleration.

In case of default under the notes, whether in the payment of a coupon or any other payment due under the notes, no interest will accrue on such overdue payment either before or after the maturity date.

Calculation Agent

The calculation agent for the notes will be CGMI, an affiliate of Citigroup Global Markets Holdings Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the notes. The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

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Citigroup Global Markets Holdings Inc.

United States Federal Income Tax Considerations

In the opinion of our tax counsel, Davis Polk & Wardwell LLP, based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion assumes this treatment is respected. This discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended.

If you are a U.S. Holder, you will be required to recognize interest income at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. The amount of interest you include in income in each taxable year based on the comparable yield will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the notes as determined under the projected payment schedule.

Although it is not entirely clear how the comparable yield and projected payment schedule must be determined when a debt instrument may be redeemed by the issuer prior to maturity, we have determined that the comparable yield for a note is a rate of 2.925%, compounded quarterly, and that the projected payment schedule with respect to a note consists of the following payments (subject to the applicable business day convention):

September 27, 2018	$15.817	December 27, 2019	$6.215	March 29, 2021	$3.983
December 27, 2018	$12.242	March 27, 2020	$5.549	June 28, 2021	$1,003.797
March 27, 2019	$9.731	June 29, 2020	$5.233
June 27, 2019	$8.329	September 28, 2020	$4.603
September 27, 2019	$7.173	December 28, 2020	$4.252

 Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the notes.

Upon the sale or exchange of the notes (including retirement upon early redemption or at maturity), you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes increased by interest income previously included on the notes (without regard to the adjustments described above) and decreased by prior payments according to the projected payment schedule. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior net interest inclusions on the note and as capital loss thereafter.

Subject to the discussions in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying prospectus supplement, if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of payments on or amounts received on the sale, exchange, redemption or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $20.00 for each note sold in this offering. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes and, from the underwriting fee to CGMI, will receive a placement fee of $20.00 for each note they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing value of the underlying and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

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Citigroup Global Markets Holdings Inc.

© 2018 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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Citigroup Global Markets Holdings Inc.

Annex A
Description of the Bloomberg Commodity IndexSM

This section provides only a summary of the published methodology by which the underlying is constructed and calculated. For the complete methodology, you should consult the published materials made available by the underlying sponsor. The summary below is based on those published materials, which we have not independently verified.

Overview

The Bloomberg Commodity IndexSM is currently composed of 22 exchange-traded futures contracts on physical commodities and is designed to provide a broad-based measure of the performance of commodities as an asset class. The table below lists the commodities that are included in the Bloomberg Commodity IndexSM for 2018, together with the designated futures contract (the “designated contract”) that is used for each commodity in the calculation of the Bloomberg Commodity IndexSM, the exchange on which that designated contract trades and the target weight for that designated contract in the Bloomberg Commodity IndexSM as of January 2018.

Table 1. 2018 Commodities, Designated Contracts and Target Weights

Commodity Group	Commodity	Designated Contract	Exchange	2018 Target Weight
Energy	Natural Gas	Henry Hub Natural Gas	New York Mercantile Exchange (“NYMEX”)	8.0140970%
	Brent Crude Oil	Brent Crude Oil	ICE Futures Europe	7.6806710%
	WTI Crude Oil	Light, Sweet Crude Oil	NYMEX	7.3193290%
	Unleaded Gasoline (RBOB)	Reformulated Gasoline Blendstock for Oxygen Blending	NYMEX	3.7506600%
	Heating Oil	Ultra-Low Sulfur Diesel	NYMEX	3.6652400%
Grains	Corn	Corn	Chicago Board of Trade (“CBOT”)	6.1344250%
	Soybeans	Soybeans	CBOT	5.9596950%
	Wheat (Chicago)	Soft Wheat	CBOT	3.2589240%
	Soybean Meal	Soybean Meal	CBOT	3.0355430%
	Soybean Oil	Soybean Oil	CBOT	2.7481210%
	Wheat (Kansas City)	Hard Red Winter Wheat	Kansas City Board of Trade	1.3048540%
Industrial Metals	Copper	Copper	Commodity Exchange, Inc. (“COMEX”)	7.1586790%
	Aluminum	High Grade Primary Aluminum	London Metal Exchange (“LME”)	4.5087010%
	Zinc	Special High Grade Zinc	LME	3.0976320%
	Nickel	Primary Nickel	LME	2.7616480%
Precious Metals	Gold	Gold	COMEX	11.9458820%
	Silver	Silver	COMEX	3.6729800%
Softs	Sugar	World Sugar No. 11	NYBOT	3.5366250%
	Coffee	Coffee “C”	NYBOT	2.6050390%
	Cotton	Cotton	NYBOT	1.4537110%

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Citigroup Global Markets Holdings Inc.

Commodity Group	Commodity	Designated Contract	Exchange	2018 Target Weight
Livestock	Live Cattle	Live Cattle	Chicago Mercantile Exchange (“CME”)	4.3115070%
	Lean Hogs	Lean Hogs	CME	2.0760360%

The Bloomberg Commodity IndexSM is designed to reflect the performance of a hypothetical continuously maintained rolling position in commodity futures contracts. A commodity futures contract is an agreement between two parties for the purchase and sale of a specified quantity of a particular commodity on a specified future date, at a price fixed at the time of entry into the contract. For example, a futures contract entered into in January may specify a March delivery month, which would mean that the parties to the contract would be required to pay for and deliver the underlying commodity in March for a price agreed upon in January. Unlike stocks, which entitle the holder to a continuing stake in a corporation, futures contracts have a limited life and, upon expiration, require actual delivery of the underlying commodity. In order to reflect continuing exposure to the underlying commodity and avoid physical delivery, the Bloomberg Commodity IndexSM must therefore include a mechanism so that, as the delivery month of the relevant underlying futures contract nears, the exposure is “rolled” out of the current underlying futures contract and into a futures contract on the same commodity with a later delivery month. See “—Index Calculation” below for the relevant delivery month at any given time for the designated contracts underlying the Bloomberg Commodity IndexSM and for a description of the mechanism for periodically rolling exposure into designated contracts with later delivery months.

Bloomberg determines the commodities that will compose the Bloomberg Commodity IndexSM and their respective weights on an annual basis pursuant to the methodology described below under “—Index Construction.” Bloomberg calculates the level of the Bloomberg Commodity IndexSM on each BCOM business day (as defined below) as described below under “—Index Calculation.”

The Bloomberg Commodity IndexSM is an “excess return” index, which means that the performance of the Bloomberg Commodity IndexSM is calculated based solely on changes in the value of the underlying designated contracts and does not reflect the additional return that a direct investor in futures contracts could achieve on cash collateral posted in connection with its investment.

Index Construction

Bloomberg determines the commodities that will compose the Bloomberg Commodity IndexSM and their respective weights on an annual basis. These determinations are made by Bloomberg in the third or fourth quarter of each year (the “calculation period”) and are implemented in the following January.

Selection of Eligible Commodities and Designated Futures Contracts

To make these determinations each year, Bloomberg first identifies a list of commodities that are eligible for inclusion in the Bloomberg Commodity IndexSM in the next year. In identifying these commodities, Bloomberg has stated that it seeks to select commodities that are sufficiently significant to the world economy to merit consideration and that are tradable through a qualifying related futures contract. For each eligible commodity, Bloomberg then identifies the designated contract that will be the reference futures contract for that commodity. Historically, Bloomberg has chosen for each commodity one designated contract that is traded in North America and denominated in U.S. dollars (with the exception of several London Metals Exchange contracts and with the exception of crude oil and wheat, which each have two designated contracts). It is possible that Bloomberg will in the future select more than one designated contract for additional commodities or may select other designated contracts that are traded outside of the United States or in currencies other than the U.S. dollar.

Determination of Target Weights (Commodity Index Percentages)

Determination of Interim Commodity Index Percentage Based on Liquidity and Production Data

Bloomberg determines the target weight for each commodity in the Bloomberg Commodity IndexSM based on the relative liquidity and production percentages for each of the eligible commodities. The “Commodity Liquidity Percentage” for each commodity is determined by taking the average of the product of the annual trading volume and the average U.S. dollar settlement price, observed monthly, of the relevant designated contract (or, in the case of copper, the LME copper contract) for the five-year period ending in the year most recently ended prior to the calculation period, and dividing the result by the sum of such products for all such contracts for all eligible commodities. The “Commodity Production Percentage” is determined for each commodity by taking the average of annual production figures for that commodity, valued at the average U.S. dollar settlement price, observed monthly, of the applicable designated contract (or, in the case of copper, the LME copper contract), for the most recent five-year period for which production figures are available for all commodities included in the Bloomberg Commodity IndexSM and dividing the result by the sum of such amounts for all eligible commodities. In calculating production figures, Bloomberg applies special rules to avoid double-counting eligible commodities that are derivative of other eligible commodities. The Commodity Liquidity Percentage and the Commodity Production Percentage are then combined, using 2/3 of the Commodity Liquidity Percentage and 1/3 of the Commodity Production Percentage, to establish the interim “Commodity Index Percentage” for each eligible commodity.

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Adjustments to Interim Commodity Index Percentage to Determine Final Commodity Index Percentage

Following that determination, any eligible commodity with an interim Commodity Index Percentage of less than 0.4% will be excluded from the Bloomberg Commodity IndexSM, and each eligible commodity with an interim Commodity Index Percentage of 0.4% or greater will be included in the Bloomberg Commodity IndexSM for the next year. The interim Commodity Index Percentages of all excluded commodities are allocated equally among the designated contracts for the commodities that will be included in the Bloomberg Commodity IndexSM. The resulting interim Commodity Index Percentage for each of the commodities that will be included in the Bloomberg Commodity IndexSM is then further adjusted in accordance with the following diversification rules:

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Bloomberg Commodity IndexSM.

•	No single commodity (e.g., natural gas or silver) may constitute more than 15% of the Bloomberg Commodity IndexSM.

•	No related group of commodities designated by Bloomberg as a “Commodity Group” (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Bloomberg Commodity IndexSM.

•	No single commodity included in the Bloomberg Commodity IndexSM may constitute less than 2% of the Bloomberg Commodity IndexSM, as liquidity allows.

An adjustment is also made so that the Commodity Index Percentages for gold and silver reflect solely their Commodity Liquidity Percentages, without taking into account their Commodity Production Percentages. Finally, an adjustment is made, if necessary, to prevent the Commodity Index Percentage for any commodity from exceeding 3.5 times its Commodity Liquidity Percentage. If the interim Commodity Index Percentage for any commodity is reduced following application of the above rules, the excess is allocated among the other commodities. If the Commodity Index Percentage for any commodity is increased following application of the last bullet above, that amount is drawn from the other commodities. The Commodity Index Percentage for each commodity that results from the application of the above rules is the target weight for that commodity in the Bloomberg Commodity IndexSM for the next year.

Determination of Commodity Index Multipliers

On the fourth BCOM business day of each year, each designated contract in the Bloomberg Commodity IndexSM is given a number of units (referred to as its “Commodity Index Multiplier”) such that its weight in the Bloomberg Commodity IndexSM, based on the settlement price of that designated contract on its exchange on that day, represents its target weight. After that day, the Commodity Index Multiplier will remain fixed, and the actual weight of that designated contract in the Bloomberg Commodity IndexSM will fluctuate based on changes in the settlement prices of that designated contract and each other designated contract in the Bloomberg Commodity IndexSM. A “BCOM business day” is a day on which the sum of the Commodity Index Percentages for the commodities in the Bloomberg Commodity IndexSM that are open for trading is greater than 50%.

Index Calculation

Overview

Bloomberg calculates an official level for the Bloomberg Commodity IndexSM on each BCOM business day.

In general, on each BCOM business day, the official level of the Bloomberg Commodity IndexSM will be equal to the level of the Bloomberg Commodity IndexSM on the prior BCOM business day plus any percentage increase, or minus any percentage decrease, in the aggregate settlement price of the designated contracts then underlying the Bloomberg Commodity IndexSM from the prior BCOM business day to the current BCOM business day. The aggregate settlement price of the designated contracts underlying the Bloomberg Commodity IndexSM on any BCOM business day is determined based on the Commodity Index Multiplier of each designated contract (representing the number of units of that designated contract in the Bloomberg Commodity IndexSM) and the official settlement price, as reported by the exchange on which it trades, in U.S. dollars for that designated contract on that BCOM business day.

Determining the Lead Future and the Next Future

At any given time, the designated contract for each commodity that will underlie the Bloomberg Commodity IndexSM will be the designated contract that is either the lead future or the next future at that time. On any day in any given month, for the Bloomberg Commodity IndexSM, the “lead future” is the designated contract with the delivery month specified in the table below in the column that corresponds to that month, and the “next future” is the designated contract with the delivery month specified in the column immediately to the right of that column (or, in the case of the December column, the January column). For example, on any day in January, the lead future for Natural Gas is the designated contract specifying a delivery month of March, because March is the month specified in the row for Natural Gas under the column for January. On any day in January, the next future for Natural Gas is also the designated contract specifying a delivery month of March, because March also appears under the column for February (which is the column immediately to the right of the column for January). On any day in February, the lead future for Natural Gas will continue to be the designated contract specifying a delivery month of March, because March appears in the row for Natural Gas under the column for February. However, the

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next future for any day in February is the designated contract specifying a delivery month of May, because May is specified in the column immediately to the right of the column for February.

Table 2. Lead Futures for Bloomberg Commodity IndexSM

Commodity	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Natural Gas	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
WTI Crude Oil	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Brent Crude Oil	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar
Unleaded Gas	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Heating Oil	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Live Cattle	Feb	Apr	Apr	Jun	Jun	Aug	Aug	Oct	Oct	Dec	Dec	Feb
Lean Hogs	Feb	Apr	Apr	Jun	Jun	Jul	Aug	Oct	Oct	Dec	Dec	Feb
Wheat (Chicago)	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Wheat (KC HRW)	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Corn	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Soybeans	Mar	Mar	May	May	Jul	Jul	Nov	Nov	Nov	Nov	Jan	Jan
Soybean Oil	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Jan	Jan
Soybean Meal	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Jan	Jan
Aluminum	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Copper	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Zinc	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Nickel	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Gold	Feb	Apr	Apr	Jun	Jun	Aug	Aug	Dec	Dec	Dec	Dec	Feb
Silver	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Sugar	Mar	Mar	May	May	Jul	Jul	Oct	Oct	Oct	Mar	Mar	Mar
Cotton	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Mar
Coffee	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar

Rolling Process

For the first through fifth BCOM business days of each month, the level of the Bloomberg Commodity IndexSM will reflect the percentage change in the aggregate settlement price of the lead futures for that month from the prior BCOM business day to the current BCOM business day. For the sixth through tenth BCOM business days of each month, the Bloomberg Commodity IndexSM will gradually shift its exposure, at a rate of 20% per BCOM business day, from the lead futures for that month to the next futures for that month. For example, on the sixth BCOM business day of a month, the level of the Bloomberg Commodity IndexSM will reflect the percentage change from the prior BCOM business day in the aggregate settlement price of a basket composed 80% of the lead futures for that month and 20% of the next futures for that month. On the seventh BCOM business day of a month, the level of the Bloomberg Commodity IndexSM will reflect the percentage change from the prior BCOM business day in the aggregate settlement price of a basket composed 60% of the lead futures for that month and 40% of the next futures for that month, and so on until the tenth BCOM business day of the month, when the level of the Bloomberg Commodity IndexSM will reflect the percentage change from the prior BCOM business day in the aggregate settlement price of a basket composed 100% of the next futures for that month. The level of the Bloomberg Commodity IndexSM will continue to reflect the percentage change from the prior BCOM business day in the aggregate settlement price of the next futures for that month until the end of the month (and for the first five BCOM business days of the following month, when those next futures will have become the lead futures for the new month). If Bloomberg determines that a market disruption event has occurred with respect to any designated contract on any day when the exposure of the Bloomberg Commodity IndexSM to that designated contract would otherwise be rolled from the lead futures to the next futures, that roll will be postponed until the market disruption no longer exists.

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License Agreement

“Bloomberg®” and “Bloomberg Commodity Index” are service marks of Bloomberg and have been licensed for use for certain purposes by CGMI and its affiliates (“Licensee”). The license agreement requires the following statements to be made in this pricing supplement.

The notes (the “products”) are not sponsored, endorsed, sold or promoted by Bloomberg, UBS or any of their subsidiaries or affiliates. None of Bloomberg, UBS or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the products or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly. The only relationship of Bloomberg, UBS or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodities IndexSM, which is determined, composed and calculated by Bloomberg in conjunction with UBS without regard to the Licensee or the products. Bloomberg and UBS have no obligation to take the needs of the Licensee or the owners of or counterparties to the products into consideration in determining, composing or calculating the Bloomberg Commodities IndexSM. None of Bloomberg, UBS or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. None of Bloomberg, UBS or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to customers in respect of the products, in connection with the administration, marketing or trading of the products. Notwithstanding the foregoing, UBS and its subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the products currently being issued by Licensee, but which may be similar to and competitive with the products. In addition, UBS and its subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity IndexSM and the products.

This pricing supplement relates only to the notes, and does not relate to the exchange-traded physical commodities underlying any of the Bloomberg Commodity IndexSM components. Purchasers of the notes should not conclude that the inclusion of a futures contract in the Bloomberg Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS or any of their subsidiaries or affiliates. The information in this pricing supplement regarding the Bloomberg Commodity IndexSM components has been derived solely from publicly available documents. None of Bloomberg, UBS or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity IndexSM components in connection with products. None of Bloomberg, UBS or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF BLOOMBERG, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF OR COUNTERPARTIES TO THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS (INCLUDING UBS), AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS, AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES—WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH ANY PRODUCT OR ANY DATA OR VALUES RELATING THERETO—WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG, UBS AND THE LICENSEE, OTHER THAN UBS AG.

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